Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NRG Yield, Inc. of our report dated April 26, 2013 relating to the financial statements of GCE Holding LLC, which appears in NRG Yield, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
Boston, MA
August 4, 2015